 Exhibit 10.1

Agreement

This Agreement (this “Agreement”) dated April 24, 2017 is entered by and among Aura Systems Inc., a Delaware Corporation (“Aura”) and BetterSea LLC a Wyoming Corporation (“BetterSea”).

1. Scope of Work; Independent Contractor.

BetterSea LLC will act as an independent contractor in the performance of its duties under this Agreement. BetterSea LLC responsibilities on Aura’s behalf will be solely to advise, and assist Aura in reorganizing its debt structure, identifying potential sources for new investments, help the Company with presentations to potential investors, provide technical and sales support for numerous government grants, help the Company in the formation of the Joint Venture in China and potential other Joint Ventures in other parts of the world, help the Company prepare materials for the next shareholders meeting (presentations, video etc.), help the Company rebuild its image, and provide additional services to Aura on other matters as requested from time to time by Aura’s Board of Directors and as agreed to be performed by BetterSea LLC.

In addition, BetterSea LLC may help the Company capture sales by introduction to potential customers, proposal writing, presentations as well as help negotiate with potential new customers.

In connection with BetterSea LLC services, Aura agrees to cooperate with BetterSea LLC in connection with the services to be performed, making its officers, directors and other personnel available for consultation, providing relevant information and being truthful at all times. As you know, matters are often time sensitive and failure to act within a certain time may result in impairment or loss of certain opportunities. By signing this Agreement, Aura agrees to respond timely to all requests by BetterSea LLC for instructions, information, or other action and agrees that Aura’s failure to timely respond to any such request shall be deemed to be an instruction by Aura that no action been taken with respect to such matter.

2. Acknowledging of Existing Debt

Aura herby acknowledges and agrees that BetterSea LLC is owed unpaid past due balance of $268,617.00 for work performed from December 15, 2015 until March 10, 2017.

Aura further agrees to diligently and in good faith and with best effort to pay the past due balance as soon as practical and financially possible. Notwithstanding the above, Aura will make minimum periodic payments to reduce the outstanding balance every month starting no later than August 15, 2017. Such monthly payments shall not be for less than $10,000.00. Aura further agrees that simple interest equivalent to 10% per year will be added every month to the unpaid balance.

BetterSea LLC Agreement (Aura Systems)

April 2, 2017

In addition to the above past due cash portion, BetterSea LLC is to receive at no extra cost to BetterSea LLC, such number of shares of Aura’s commons stock equal to 4.0% of Aura’s commons stock calculated on a post-reverse split, fully diluted basis (the “Securities”). The Securities shall be deemed fully earned, vested, and immediately issuable upon the effective date of Company’s approval of a 1:7 reverse split.

3. No Guarantee of Outcome

Aura acknowledges that many of the described activities are complex in nature involving numerous third parties. In addition, Aura acknowledges that in order for BetterSea LLC to succeed it requires, among other things, that Aura become current in its reporting requirements (i.e. Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K); complete the audit of its financial statements; and hold a shareholder meeting as soon as practical. BetterSea LLC cannot and does not promise or guarantee successfully implement the any of the required activities undertaken by it.

4. Payment for Services.

BetterSea LLC’s fees for services are based primary on the actual time expended performing services multiplied by the hourly rates then in effect for the person doing the work. Currently, the hourly rates of the principals are: $250 per hour; $175-$200 per hour for associates; and $100 per hour for, clerks, and other support members. Services requiring specialists will be billed at their standard hourly rates then in effect. The time for all personnel is charged in increments of .1 hours (6 minutes). Charged time includes the time personnel of BetterSea spend on telephone calls relating to company’s matters. The personnel assigned to support the company’s matters may also confer among themselves about such matters, as required and appropriate. When they do confer, each person will charge for the time expended, as long as the work done is reasonably necessary and not duplicative. Likewise, if more than one person assigned to the company’s matters attends a meeting or other proceeding, each will charge for the time spent. Staff will charge for waiting time and for travel time, both local and out-of-town. Please note that BetterSea may assign various people to company’s matters, as BetterSea deems appropriate.

Please also note that our rates are adjusted periodically, generally on an annual basis, to reflect the advancing experience, capabilities and seniority of the BetterSea’s professionals as well as general economic factors. It is the policy of BetterSea that we will perform no further services for the company if it becomes more than sixty days (60) delinquent in the payment of our bills, unless an arrangement to cure the delinquency is made in writing and agreed to by both parties.

BetterSea LLC Agreement (Aura Systems)
April 2, 2017

Regarding sales activities, BetterSea shall receive 5% sales commission for all PO received by the Company directly related to BetterSea’s or Zvi Kurtzman efforts. The commission will be calculated on the net value of each PO, contract, government grants, or sales agreement. Net value shall mean the amount of the PO minus any taxes or shipping charges. This commission arrangement shall apply to any Purchase Orders, Contracts, Government Grants, or sales agreements whose efforts were started before June 1, 2016.

BetterSea fees in relation to sales activities will be billed based on the greater of; the amount of related hourly billing associated with the sale activity or the 5% commission but not both.

Payments to BetterSea for all sales related activities shall be made within 10 working days of payments made to Aura. In the event of partial or progress payments to Aura as it related to BetterSea sales activities, Aura will pay BetterSea proportionally.

Please note that that any fees quoted or otherwise agreed to by BetterSea do not include the cost of any out-of-pocket expenses incurred in the course of BetterSea’s service (as further described in paragraph 5 below). BetterSea charges for travel expenses, including time spent in transit in connection with client matters as well as reimbursement for meals, transportation, accommodations, tolls, parking and mileage (at the standard mileage rate announced by the IRS). Aura expressly agrees that any compensation paid to BetterSea pursuant to this Agreement is in addition to (and not in lieu of) any other amounts owed by Aura to Zvi Kurtzman and that nothing contained in this Agreement constitutes a waiver or discharge of any claims that Zvi Kurtzman may have with respect to Aura. Please further note that hourly rates are adjusted periodically.

5. Out-of-Pocket Expenses

Aura will be responsible for paying all out-of-pocket expenses incurred by BetterSea relating to Aura matters. Chargeable expenses include, among others, postage/shipping fees, telephone charges, telecopy charges, document duplication and processing charges, travel expenses such as mileage, transportation, parking, airfare, meals, and hotel accommodations and any other out of pocket expenses incurred in connection with any matter related to BetterSea’s services for Aura.

6. Non-Exclusivity.

The services provided to Aura by BetterSea are provided on a non-exclusive basis, it being understood that BetterSea’s services hereunder will be subject to the other personal and business activities of BetterSea.

BetterSea LLC Agreement (Aura Systems)
April 2, 2017

7. Terminating the Representation. Each party can terminate, this agreement at any time after February 28, 2018. Notwithstanding the above, either party can terminate this agreement for cause at any time with a 60-day notice. Termination will not, however, relieve Aura of its obligation to pay fees for services rendered or commission earned and charges for all expenses accrued on its behalf through the date of the termination. BetterSea reserves the right to immediately cease performing services if, among other things, Aura fails to honor the terms of this Agreement, Aura fails to cooperate with BetterSea, Aura fails to pay BetterSea’s fees and expenses incurred in a timely fashion, or under any other circumstances in which, in BetterSea’s view, it would be unlawful to perform such services. Upon the conclusion of BetterSea’s services, all unpaid fees and expenses will immediately become due and payable. BetterSea will retain his own files pertaining to the services, including material prepared by or for the internal use.

8. Indemnification. BetterSea shall be fully indemnified and held harmless by Aura to the fullest extent permitted by law from any claim, fine, judgment, settlement, liability, loss. cost or expense of any nature (including attorney’s fees of counsel selected by BetterSea and all costs of any nature) incurred by BetterSea which arises from or relates in any manner to BetterSea’s services to Aura. To the maximum extent allowed by law, all amounts to be indemnified hereunder (including reasonable attorneys’ fees) shall be advanced by Aura until such time, if ever, as it is determined by final, non-appealable decision that BetterSea is not entitled to indemnification hereunder (whereupon BetterSea shall reimburse Aura for all sums theretofore advanced). BetterSea’s rights under this Paragraph 8 will be in addition to any other rights to which BetterSea may be entitled.

9. Binding Arbitration of Disputes.

Any dispute or controversy relating to this Agreement or any services or charges by BetterSea (including, but not limited to, disputes or claims regarding breach of contract, breach of fiduciary duty, fraud, or violation of any rule or statute) that cannot be resolved by discussion or negotiation, will be resolved exclusively through final and binding arbitration rather than by litigation in court. Such binding arbitration will take place in Los Angeles County, California in accordance with California substantive and procedural law, other than choice-of-law principles, under the auspices of J.A.M.S and before a retired judge or justice. If the parties are unable to agree upon a retired superior court judge or appellate judge or justice, the matter will be submitted to J.A.M.S. and the administrator will select three names for submission to the parties. Each party will have a right to strike one name and the remaining judge listed will be the arbitrator for all purposes. The fees of the arbitrator will be paid initially equally by Aura and BetterSea. However, the arbitrator shall have the right to order either party to pay all fees and costs as part of an award. All aspects of the arbitration shall be treated as confidential and neither the parties nor the arbitrator(s) may disclose the content or result of the arbitration, except as necessary to comply with legal or regulatory requirements. The result of the arbitration shall be binding on the parties and judgment on the arbitrator’s award may be entered in any court having jurisdiction. The prevailing party in any arbitration or legal proceeding arising-from or relating to this Agreement or the services provided hereunder will be entitled to recover as costs the reasonable expenses incurred therewith, including, without limitation, reasonable attorneys’ fees, arbitrator fees, expert fees, court reporter fees, filing fees, and deposition fees, whether or not such costs are otherwise recoverable pursuant to the California Code of Civil Procedure.

BetterSea LLC Agreement (Aura Systems)

April 2, 2017

10. Miscellaneous.

This Agreement is the entire agreement between Aura and BetterSea concerning BetterSea’s services to Aura and this Agreement supersedes all other prior oral or written agreements between you and BetterSea with respect to the matters discussed herein. Neither BetterSea nor you (nor any person acting or purporting to act on the respective parties’ behalf) have made any representation, warranty, covenant, or undertaking with respect to such matters except as specifically set forth in this Agreement. California law governs this Agreement. If any term of this Agreement is determined to be invalid or unenforceable for any reason, the remaining terms of this Agreement will remain in full force and effect. This Agreement will not take effect, and Consultant will have no obligation to provide any services, until Aura has returned to BetterSea a signed copy of this Agreement. If you agree that the foregoing correctly represents Aura’s understanding of the terms and conditions of our agreement, please complete the following page. I look forward to working with you.

Very truly yours,

For BetterSea LLC

/s/ Zvi Kurtzman

Zvi Kurtzman, Managing member

BetterSea LLC Agreement (Aura Systems)

April 2, 2017

Aura Systems Inc. Acknowledgement

I, the undersigned, on behalf of Aura Systems, Inc. (the “Company”) have read and understand this Agreement and agree to all of the terms and conditions contained herein (including, without limitation, that this Agreement is subject to binding arbitration as provided above). The undersigned represents that she or he is authorized to execute this Agreement on behalf of Aura and that upon execution this Agreement shall be binding and enforceable as against Aura in accordance with its terms.

APPROVED AND ACCEPTED:

AURA SYSTEMS INC.

A Delaware Corporation

By:	/s/ Melvin Gagerman
Name:	Melvin Gagerman
Its:	CEO
Date:	8/24/17